Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Reg. Nos. 333-159632, 333-159630, 333-101996, 333-87446, 333-83968, 333-68558, 333-60195, 333-22109, 333-14071, 333-14067, 333-150127, 33-54027, and 33-41295) of Furmanite Corporation of our reports dated March 7, 2013, with respect to the consolidated financial statements of Furmanite Corporation and subsidiaries (the “Company”) as of and for the year ended December 31, 2012, and to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, which appear in this Annual Report on Form 10-K for the year ended December 31, 2012.

/s/ UHY LLP
Houston, Texas
March 7, 2013